As filed with the Securities and Exchange Commission on August 25, 2000
                           Registration No. 333-58867

                       SECURITIES AND EXCHANGE COMMISSION

                       ----------------------------------
                         POST EFFECTIVE AMENDMENT NO. 1

                                       to

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             FRONTIER AIRLINES, INC.

             (Exact name of registrant as specified in its charter)

   Colorado                  12015 East 46th Avenue             84-1256945
(State or other              Denver, Colorado 80239           I.R.S. Employer
jurisdiction of                 (303) 371-7400               Identification No.)
incorporation or         (Address, including zip code, and
organization)             telephone number, including area
                          code, of registrant's principal
                                 executive office)

                              Arthur T. Voss, Esq.
                       Vice President and General Counsel
                             12015 East 46th Avenue
                             Denver, Colorado 80239
                                 (303) 371-7400

            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)
                       ----------------------------------
                                    Copy to:

                             Douglas R. Wright, Esq.
                            Jeffrey A. Sherman, Esq.
                             Benjamin M. Chin, Esq.
                               Faegre & Benson LLP
                       370 Seventeenth Street, Suite 2500
                             Denver, Colorado 80202
                                 (303) 592-9000

                       ----------------------------------
                Approximate date of commencement of proposed sale
                   to the public: From time to time after this
                    registration statement becomes effective.

                       ----------------------------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         Calculation of Registration Fee

====================== =================== ========================= =========================== ===================
 Title of securities       Amount to           Proposed maximum      Proposed maximum aggregate      Amount of
  to be registered       be registered          offering price           offering price(1)          registration
                                                 per share(1)                                          fee(2)
Common stock            3,132,329 shares            $17.72                  $55,504,869                $0.00
====================== =================== ========================= =========================== ===================

1 Estimated pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee based on the average high and low sale prices per share of the registrant's common stock on August 24, 2000 as reported on the Nasdaq National Market System.

2 The registrant previously paid the registration fee when it originally filed its registration statement on Form S-3 on July 10, 1998.

         The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until this registration statement shall become effective on the date as the commission, acting under section 8(a), may determine.

                                Explanatory Note

         The registrant is not registering additional securities but is amending its registration statement on Form S-3 filed on July 10, 1998 to reflect a change in the plan of distribution described on pages 15 to 18. The 3,132,329 shares reflected on this amendment are the remaining unsold shares that were part of the 7,452,930 shares previously registered on July 10, 1998.

                  Subject to completion, dated August 25, 2000

                                Resale prospectus

                             FRONTIER AIRLINES, INC.

                        3,132,329 shares of common stock

                             (previously registered)
                               ------------------

Frontier Airlines, Inc.          We are a scheduled airline based in Denver,
12015 East 46th Avenue           Colorado.
Denver, Colorado  80239
(303) 371-7400                   This is a resale prospectus for stock
                                 previously registered. The 3,132,329 shares of common stock offered by this prospectus are being sold by two of our shareholders. We will not receive any proceeds from the sale of these shares.

                                  The offering

                                              Per share                  Total
     Offering price............................$17.72                $55,504,869

     The offering price is based on recent prices of our common stock as quoted on the Nasdaq National Market. There are no underwriters involved in this offering.

                                 Trading Symbol:

                          Nasdaq National Market - FRNT

                            -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     See "Risk Factors" commencing on page 7 for a discussion of certain factors that you should consider before purchasing our common stock.

     Please see "Where You Can Find More Information" on page 13 for additional information about us on file with the Securities and Exchange Commission.

                            -------------------------

                                 August 25, 2000

         We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                Table of Contents

                          Page                                             Page

Corporate Summary...........5           Use of Proceeds.....................19

Risk Factors................7           Legal Matters.......................19

Where You Can Find More                 Experts.............................19
Information.................13

Selling Shareholders........15          Indemnification of Officers
                                        and Directors.......................20
Plan of Distribution........16

                                CORPORATE SUMMARY

         We are a scheduled airline based in Denver, Colorado. As of July 31, 2000, we operate routes linking our Denver hub to 21 cities in 17 states spanning the nation from coast to coast. On November 1, 1998, we initiated complimentary shuttle service between Boulder, Colorado and DIA. We currently operate six daily round trip bus routes between Boulder and DIA. In addition to implementing service to three new cities between April 1, 1999 and June 15, 2000, we also added additional flight frequencies in the following markets:
Baltimore, Dallas/Fort Worth, San Francisco and Seattle. We added Kansas City, Missouri to our route system on June 15, 2000, and we will commence service to Ronald Reagan International Airport in Washington, D.C. in September 2000 with one daily non-stop round trip.

         We were organized in February 1994, and we began flight operations in July 1994 with two leased Boeing 737-200 jets. We have since expanded our fleet to 25 leased jets, including seven Boeing 737-200s and 18 larger Boeing 737-300s. We currently use up to nine gates at our hub, Denver International Airport ("DIA"), where we operate approximately 112 daily system flight departures and arrivals.

         The following table lists the cities we serve as of July 31, 2000, as well as the dates we commenced service to those cities.

                  El Paso, Texas                              October 13, 1994
                  Albuquerque, New Mexico                     October 13, 1994
                  Omaha, Nebraska                             January 16, 1995
                  Chicago/Midway, Illinois                    September 25, 1995
                  Phoenix, Arizona                            September 25, 1995
                  Los Angeles, California                     November 3, 1995
                  Minneapolis/St. Paul, Minnesota             November 13, 1995
                  Salt Lake City, Utah                        November 13. 1995
                  San Francisco, California                   November 17, 1995
                  Seattle, Washington                         May 1, 1996
                  Bloomington/Normal, Illinois                January 6, 1997
                  Boston, Massachusetts                       September 16, 1997
                  Baltimore, Maryland                         November 16, 1997
                  New York/LaGuardia, New York                December 3, 1997
                  San Diego, California                       July 23, 1998
                  Atlanta, Georgia                            December 17, 1998
                  Dallas/Fort Worth, Texas                    December 17, 1998
                  Las Vegas, Nevada                           December 17, 1998
                  Portland, Oregon                            June 14, 1999
                  Orlando, Florida                            September 9, 1999
                  Kansas City, Missouri                       June 15, 2000

         Our senior management team includes executives with substantial experience in the airline industry, including several executives who occupied similar positions at a former airline called Frontier Airlines. The former Frontier Airlines served regional routes to and from Denver from 1950 to 1986. There were various occasions when the former Frontier Airlines served most of our current and intended markets with jet equipment from its Denver hub.

         Our corporate offices are located at 12015 East 46th Avenue, Denver, Colorado 80239. Our administrative office telephone number is 303-372-7400; our reservations telephone number is 800-432-1359; and our world wide Web site is www.frontierairlines.com.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding whether to invest in our common stock. While we have attempted to identify all risks that are material to our business, additional risks that we have not yet identified or that we currently think are immaterial may also impair our business operations. The trading price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information in this prospectus, including the consolidated financial statements and related notes contained in our Form 10-K filed with the Securities and Exchange Commission on June 30, 2000 and incorporated by reference.

We may not be able to obtain or secure new aircraft financing.

         We have agreed to purchase various new Airbus A319 and A318 aircraft. To complete the purchase of these aircraft, we must secure acceptable aircraft financing, which we may not be able to obtain. The amount of financing required will depend on the number of aircraft purchase options we exercise and the amount of cash generated by operations before delivery of the aircraft. We are exploring various financing alternatives, including, but not limited to, domestic and foreign bank financing, public debt financing such as enhanced equipment trust certificates, and leveraged lease arrangements. We expect to develop a financing plan and implement that plan coincident with the delivery of the first purchased aircraft in May 2001. There can be no guaranty that financing will be available when required or on acceptable terms. The inability to secure the financing could have a material adverse effect on us and result in our inability to take delivery of Airbus aircraft that we have agreed to purchase.

The airline industry is seasonal and cyclical resulting in unpredictable liquidity and earnings.

         Because the airline industry is seasonal and cyclical, our liquidity and earnings will fluctuate and be unpredictable. Our operations primarily depend on passenger travel demand and seasonal variations. Our weakest travel periods are generally during the quarters ending in June and December. The airline industry is also a highly cyclical business with substantial volatility. Airlines frequently experience short-term cash requirements. These requirements are caused by seasonal fluctuations in traffic, which often put a drain on cash during off-peak periods, and various other factors, including price competition from other airlines, national and international events, fuel prices, and general economic conditions including inflation. Because a substantial portion of airline travel is discretionary, our operating and financial results may be negatively impacted by any downturn in national or regional economic conditions in the United States, and particularly in Colorado. Airlines require substantial liquidity to continue operating under most conditions. The airline industry also has low operating profit margins and revenues that vary to a substantially greater degree than do the related costs. Working capital deficits are not uncommon in the airline industry since airlines typically have no product inventories and ticket sales not yet flown are reflected as current liabilities. Therefore, a significant shortfall from expected revenue levels could have a material adverse effect on our operations.

The increasing number of consolidations and alliances has increased competition, and we may not be able to effectively compete.

         Competition in the airline industry is constantly intensifying, which could decrease our market share. The U.S. airline industry has consolidated in recent years, and there are additional consolidations presently proposed.
Consolidations have enabled various carriers to expand their international operations and increase their presence in the U.S. domestic market. In addition, many major domestic carriers have formed alliances with domestic regional carriers and foreign carriers. As a result, many of the carriers with which we compete in our markets are larger and have substantially greater resources than we have. Continuing developments in the industry will affect our ability to compete in the various markets in which we operate.

We are in a high fixed cost business, and any unexpected decrease in revenues could harm us.

         The airline industry is characterized by fixed costs that are high in relation to revenues. Accordingly, a shortfall from expected revenue levels can have a material adverse effect on our profitability and liquidity.

Increases in fuel costs affect our operating costs and competitiveness.

         We cannot predict our future cost and availability of fuel, which affects our ability to compete. Fuel is a major component of our operating expenses. Both the cost and availability of fuel are influenced by many economic and political factors and events occurring throughout the world, and fuel costs fluctuate widely. Fuel accounted for 36.7% of our total operating expenses for the quarter ended June 30, 2000. Substantial sustained price increases have prevailed during our fiscal year ended March 31, 2000 and have continued since that date. The unavailability of adequate fuel supplies could have a material adverse effect on our operations and profitability. Because newer aircraft are more fuel efficient than our Boeing 737-200 aircraft, significant increases in the price of jet fuel result in a higher increase in our total costs than those of competitors using more fuel-efficient aircraft. In addition, larger airlines may have a competitive advantage because they pay lower prices for fuel. We intend generally to follow industry trends by raising fares in response to significant fuel price increases. However, our ability to pass on increased fuel costs through fare increases may be limited by economic and competitive conditions.

We  are  governed  under  federal  regulations,   and  compliance  with  federal
regulations increases our costs and decreases our revenues.

         Compliance with federal regulations increases our costs. Although we have obtained the necessary authority from the U.S. Department of Transportation and the Federal Aviation Administration ("FAA") to conduct flight operations, we must maintain this authority by our continued compliance with applicable statutes, rules, and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. We believe that the Federal Aviation Administration officials strictly scrutinized small and start-up airlines like ours thereby making us susceptible to regulatory demands that can negatively impact our operations. We may not be able to continue to comply with all present and future rules and regulations. In addition, we cannot predict the costs of compliance with these regulations and the effect of compliance on our profitability. We also expect substantial FAA scrutiny as we transition from our Boeing fleet to an all Airbus fleet.

         In May 1996 a relatively new domestic airline sustained an accident in which one of its aircraft was destroyed and all persons on board were fatally injured. In June 1996, that airline agreed at the FAA's request to cease all of its flight operations. Although the FAA, after an intensive and lengthy investigation, allowed that airline to resume its operations, should we experience a similar accident, it is probable that there would be a material adverse effect on our business and results of operations.

We experience high costs at Denver International Airport, which may impact our results of operations.

         We operate our flight hub from DIA where we experience high costs. DIA opened in March 1995, and Stapleton International Airport was closed. Financed through revenue bonds, DIA depends on landing fees, gate rentals, income from airlines, the traveling public, and other fees to generate income to service its debt and to support its operations. Our cost of operations at DIA will vary as traffic increases or diminishes at that airport. We believe that our operating costs at DIA substantially exceed those that other airlines incur at most hub airports in other cities, which decreases our competitiveness.

We have a limited number of routes, which limits our market share and ability to compete.

         Because of our relatively small fleet size and limited number of routes, we are at a competitive disadvantage compared to other airlines, such as United Airlines, that can spread their operating costs across more equipment and routes and retain connecting traffic (and revenue) within their much more extensive route networks.

We face intense competition and market dominance by United Airlines.

         The airline industry is highly competitive, primarily due to the effects of the Airline Deregulation Act of 1978 (the "Deregulation Act"), which has substantially eliminated government authority to regulate domestic routes and fares and has increased the ability of airlines to compete with respect to flight frequencies and fares. We compete with United Airlines in our hub in Denver, and we anticipate that we will compete principally with United Airlines in our future market entries. United Airlines and its commuter affiliates are the dominant carriers out of DIA accounting for approximately 72% of all passenger boardings. United Airlines' dominance is demonstrated by the bankruptcy of Western Pacific Airlines that only briefly operated at DIA from July 1997 until February 1998. The future competitive activities of United Airlines and other carriers may have a material adverse effect on our revenues and results of operations. Most of our current and potential competitors have significantly greater financial resources, larger route networks, and superior market identity than we have.

We are dependent on Samuel D. Addoms, and we may not be able to adequately replace the loss of him, which would harm our business and reputation.

         We are dependent on the active participation of Samuel D. Addoms, our president and chief executive officer. The loss of his services could materially and adversely affect our business and future prospects. The loss of Mr. Addoms could result in a loss of investor confidence and a reduction in our ability to attract personnel and talent to the company. Mr. Addoms has been involved in the airlines industry for the past seven years and managed various companies for 39 years. While we employ a number of key personnel, we are dependent on the managerial services of Mr. Addoms. Additionally, we do not maintain key person life insurance on Mr. Addoms or on any of our officers.

We could lose airport and gate access thereby decreasing our competitiveness.

         We could encounter barriers to airport or airport gate access that would deny or limit our access to the airports that we intend to utilize in the future or that diminishes the desire or ability of potential customers to travel between any of those cities. The number of gates also may be limited at some airports, which could adversely affect our operations. These barriers may materially adversely effect our business and competitiveness.

Our maintenance expenses may be higher than we anticipate.

         We may incur higher than anticipated maintenance expenses. Under our aircraft lease agreements, we are required to bear all routine and major maintenance expenses. Maintenance expenses comprise a significant portion of our operating expenses. In addition, we are required periodically to take aircraft out of service for heavy maintenance checks, which can adversely affect revenues. We also may be required to comply with regulations and airworthiness directives the Federal Aviation Administration ("FAA") issues, the cost of which our aircraft lessors may only partially assume depending upon the magnitude of the expense. Although we believe that our leased aircraft are currently in compliance with all FAA issued Airworthiness Directives ("ADs"), there is a high probability that additional ADs will be required in the future requiring additional expense.

Our landing fees may increase because of local noise abatement procedures.

         Compliance with local noise abatement procedures may lead to increased landing fees. As a result of litigation and pressure from airport area residents, airport operators have taken local actions over the years to reduce aircraft noise. These actions have included regulations requiring aircraft to meet prescribed decibel limits by designated dates, curfews during night time hours, restrictions on frequency of aircraft operations, and various operational procedures for noise abatement. The Airport Noise and Capacity Act of 1990 ("ANCA") recognized the right of airport operators with special noise problems to implement local noise abatement procedures as long as the procedures do not interfere unreasonably with the interstate and foreign commerce of the national air transportation system.

         An agreement between the City and County of Denver and another county adjacent to Denver specifies maximum aircraft noise levels at designated monitoring points in the vicinity of DIA with significant payments payable by Denver to the other county for each substantiated noise violation under the agreement. DIA would pass on its costs for noise violations to us by increasing our landing fees. Additionally, noise regulations could be enacted in the future that would increase our expenses and have a material adverse effect on our operations.

We have a limited number of aircraft, and any unexpected loss of any aircraft could disrupt and harm our operations.

       Because we have a limited number of aircraft, if any of our aircraft unexpectedly is taken out of service, our operations may be disrupted. We schedule all of our aircraft for regular passenger service and only maintain limited spare aircraft capability should one or more aircraft be removed from scheduled service for unplanned maintenance repairs or for other reasons. The unplanned loss of use of one or more of our aircraft for a significant period of time could have a materially adverse effect on our operations and operating results. A replacement aircraft may not be available or we may not be able to lease additional aircraft on satisfactory terms or when needed. The market for leased aircraft fluctuates based on worldwide economic factors that we cannot control.

Our labor costs may increase.

       We believe we operate with lower personnel costs than many established airlines, principally due to lower base salaries and greater flexibility in the utilization of personnel, but these costs may increase. We may not be able to continue to realize these advantages over other air carriers for an extended period of time. Our pilots are represented by an independent labor union, the Frontier Airline Pilots Association, and our dispatchers are represented by the Transport Workers Union. In addition since 1997, we have had union organizing attempts that were defeated by our flight attendants, ramp service agents, mechanics, and stock clerks, but future attempts may not be successful. The collective bargaining agreement we have entered into with our pilots has increased our labor and benefit costs effective in May 2000, and additional unionization of our employees could increase our overall costs.

We have not paid dividends and do not expect to pay any in the foreseeable future.

         We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings to fund operations and to continue development of our business and do not expect to pay any cash dividends on our common stock in the foreseeable future.

Shares eligible for future sale could impact our stock price.

         The market price of our common stock could be adversely impacted by the availability of shares for future sale. The shares of common stock covered by this prospectus will be registered and will be freely tradable by persons who are not our affiliates without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). Substantially all of the other outstanding shares of common stock, other than shares held by officers, directors and other of our affiliates, are freely tradable. Shares of common stock held by our affiliates are subject to limitations on the number of shares that may be sold unless the sale of the shares is registered or is exempt from registration under the Securities Act.

         In addition, as of March 31, 2000 there were 1,752,979 options outstanding or which may be exercised under our stock option plan. Sales of these shares, depending on the volume, could adversely affect the trading prices of the common stock.

Our stock price has been volatile.

         The price range of the common stock has varied widely. The price of the common stock may be subject to significant fluctuation in the future. We cannot predict the effect, if any, that sales of shares of common stock by the selling shareholders, or the availability of such shares for sale, will have on the market prices of our common stock prevailing from time to time. The possibility that the selling shareholders may sell substantial amounts of shares in the public market may adversely affect prevailing market prices for the common stock. It could also impair our ability to raise capital through the sale of our stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         Our principal executive offices are located at 12015 East 46th Avenue, Denver, Colorado 80239. Our telephone number is (303) 371-7400 and our world wide website address is www.frontierairlines.com. We maintain an internet home page. However, nothing on our internet home page should be considered as part of this prospectus.

         We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

         You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 140, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Securities Exchange Act") before the termination of the offer described in this prospectus:

1. Our quarterly report on Form 10-Q filed on August 4, 2000 for the quarter ended June 30, 2000.

2.   The Schedule 14A Information filed on July 27, 2000.

3. Our annual report on Form 10-K filed on June 30, 2000 for the year ended March 31, 2000.

4. A description of the stock purchase rights (Amendment No. 3) contained on the amended registration statement on Form 8-A/A filed on October 14, 1999.

5. A description of the stock purchase rights (Amendment No. 2) dated December 5, 1997 contained on exhibit 4.4(b) on Form 10-K filed June 22, 1999.

6. A description of the stock purchase rights (Amendment No. 1) dated June 30, 1997 contained on exhibit 4.4(a) on Form 10-KSB filed July 14, 1997.

7. A description of the stock purchase rights dated February 20, 1997 contained on the registration statement on Form 8-A filed on March 12, 1997.

8. A description of our common stock contained in the registration statement on Form 8-A filed on May 13, 1994.

         You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                  Frontier Airlines, Inc.
                  Attn:  Arthur T. Voss
                  12015 E. 46th Avenue
                  Denver, CO  80239
                  Telephone:  (303) 371-7400

         Our common stock is quoted on the Nasdaq National Market under the symbol FRNT. The last reported sales price of the common stock on the Nasdaq National Market on August 24, 2000 was $17.75 per share. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                              SELLING SHAREHOLDERS

     The shares registered for sale under this prospectus are comprised of th following:

     o an aggregate of 2,402,400 shares issued to one institutional purchaser, B III Capital Partners, L.P., in April 1998 plus 716,929 shares to be issued upon the exercise of warrants issued to the institutional investor in April 1998; and

     o    13,000 shares issued to one of our consultants, Daniel A. Hersh.

         If we assume the exercise of the warrants, the shares registered under this registration statement would represent approximately 17.5% of our issued and outstanding common stock as of July 31, 2000.

     The following list provides:

     o    the names of the selling shareholders;

     o their affiliation or material relationship with us, if any during the last three years;

     o    the amount of shares owned by each before this offering;

     o the amount of shares being offered under this offering for each selling shareholder's account; and

     o the amount of shares held by each and (if 1% or more) the percentage of the class owned by each selling shareholder after completion of this offering.

                                 Shares owned                       Shares owned
                                  before this       Shares           after this
Name                              offering(1)      offered (1)       offering(2)
----                               --------        -----------       -----------
B III Capital Partners, L.P.(3)   3,119,329         3,119,329                0

Daniel A. Hersh(4)                   33,000            13,000           20,000

     (1)  These amounts include shares issuable upon exercise of warrants.

     (2) Assumes that all of the shares being offered under this prospectus will be sold.

     (3) B III Capital Partners, L.P., a Delaware limited partnership ("B III") is the owner of the shares. DDJ Capital III, LLC, a Delaware limited liability company, is the general partner of B III, and DDJ Capital Management, LLC, a Massachusetts limited liability company, is the investment manager for B III. B III has the right to nominate two members to our board of directors.

     (4) Mr. Hersh is a consultant and provided marketing consulting services to us during 1997 and 1998.

                              PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the shares by one or more of the following methods, without limitation:

     o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o Purchases by a broker or dealer as principal and resale by the broker or dealer for its own account under this prospectus;
     o an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;
     o ordinary brokerage transactions and transactions in which the broker solicits purchases; o privately negotiated transactions;
     o    short sales;
     o through the writing of options on the shares, whether or not the options are listed on an options exchange;
     o one or more underwritten offerings on a firm commitment or best efforts basis; and
     o    any combination of any of these methods of sale.

         The selling shareholders may also transfer the shares by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the shares.

         The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers, or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus, regardless of whether the shares are covered by this prospectus.

         From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure if there is a default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when it takes the actions. The plan of distribution for that selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

         To the extent required under the Securities Act, the aggregate amount of selling shareholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers, or underwriters and any applicable commission with respect to a particular offer will be provided in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' shares of shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any underwriters, brokers, dealers, or agents who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered in this prospectus to the broker-dealers, who may then resell or otherwise transfer those shares. A selling shareholder may also loan or pledge the shares offered in this prospectus to a broker-dealer and the broker-dealer may sell the shares offered in this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares offered in this prospectus.

         The selling shareholders and other persons participating in the sale or distribution of the shares will be governed under applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         We have agreed to indemnify in some circumstances some of the selling shareholders and some brokers, dealers, and agents who may be deemed to be underwriters, if any, of the shares covered by the registration statement, against some liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in some circumstances against some liabilities, including liabilities under the Securities Act.

         The shares offered in this prospectus were originally issued to the selling shareholders under an exemption from the registration requirements of the Securities Act. With respect to B III Capital Partners, L.P., we agreed to register its shares under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the selling shareholders have sold all of the shares under the registration statement or to someone who is not a selling shareholder under Rule 144 under the Securities Act, or (ii) April 24, 2002. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel to the selling shareholders, but not including underwriting discounts, commissions, or transfer taxes relating to the sale of the shares.

         We will not receive any proceeds from sales of any shares by the selling shareholders.

         We cannot ensure that the selling shareholders will sell all or any portion of the shares offered in this registration statement.

         Shares issuable upon exercise of the warrants held by some of the selling shareholders will be issued directly by the Company to the selling shareholders. No brokerage commission or similar fee will be paid in connection with the issuance of these shares. We will bear all expenses in connection with the registration of the shares covered by this prospectus.

                                 USE OF PROCEEDS

         We  will  not  receive  any  proceeds from  the  sale  by  the  selling
shareholders   of  the  shares   offered  in  this   prospectus.   See  "Selling
Shareholders."

         One of the selling shareholders currently holds warrants to purchase 716,929 shares at an exercise price of $3.75 per share. If the selling shareholder or its transferee exercises all of these warrants for 716,929 shares, the proceeds to us would be $2,688,483.70 and would be used for general corporate purposes.

                                  LEGAL MATTERS

         Various legal matters regarding the legality of the shares offered in this prospectus and the organization and existence of the company have been passed upon for the company by Faegre & Benson LLP, Denver, Colorado.

                                     EXPERTS

         The financial statements of Frontier Airlines, Inc. as of March 31, 1999 and 2000, and for each of the years in the three-year period ended March 31, 2000, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Colorado Business Corporation Act (the "Act") contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our articles and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities. The Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

     o    Conducted himself or herself in good faith,

     o Reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation's best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation's best interest, and

     o In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

         In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. The Act also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

         As far as exculpation or indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other expenses of issuance and distribution.
-------   -------------------------------------------

         The following table details the various expenses payable in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee.

Printing and mailing expenses                                $ 1,000.00
Legal fees and expenses                                      $ 3,000.00
Accounting fees and expenses                                 $ 2,500.00
                                                             ----------
Total                                                        $ 6,500.00

Item 15. Indemnification of directors and officers.
-------  -----------------------------------------

         Our bylaws requires us to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was our director or officer or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise.

         Our articles of incorporation provide that, to the fullest extent permitted by Colorado law, our directors and officers shall not be liable to us any of our shareholders for damages caused by a breach of fiduciary duty by the director or officers.

         Sections 7-109-102 and 103 of the Colorado Business Corporations Act (the "Act") authorize the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees) judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and if the officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

         The above discussion of the our articles of incorporation, bylaws and the Act is only a summary and is qualified in its entirety by the full text of each of the foregoing.

         We  carry  director  and  officer   liability   insurance  and  company
reimbursement insurance that provides coverage, unless an exclusion applies, for claims against our directors and officers.

Item 16.  Exhibits.

    Number          Description

    4.1(1)          Specimen common stock certificate
    4.3(a)(2)       Form of warrant
    4.3(b)(3)       Rights Agreement
    4.4(a)(4)       Amendment to Rights Agreement (No. 1)
    4.4(b)(5)       Amendment to Rights Agreement (No. 2)
    4.4(c)(6)       Third Amendment to Rights Agreement
    5.1             Opinion of Faegre & Benson LLP
    23.1            Consent of KPMG LLP
    23.2            Consent of Faegre & Benson LLP, included in Exhibit 5.1

(1) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2 filed on April 25, 1994.
(2) Incorporated by reference, attached as exhibit 4.3 to our registration statement on Form SB-2 filed on April 25, 1994.
(3) Incorporated by reference, attached as an exhibit to our registration statement on Form 8-A filed on March 12, 1997.
(4) Incorporated by reference, attached as an exhibit of the same number to our annual report on Form 10-KSB filed July 14, 1997.
(5) Incorporated by reference, attached as an exhibit of the same number to our annual report on Form 10-K filed June 22, 1999.
(6) Incorporated by reference, attached as exhibit 4.4 to our amended registration statement on Form 8-A/A filed on October 14, 1999.

Item 17.  Undertakings.
-------   ------------

         We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement and any amendment thereto to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on August 25, 2000.

                             FRONTIER AIRLINES, INC.


                             By: /s/ Samuel D. Addoms
                             ------------------------
                             Samuel D. Addoms, Director and Chief Executive Officer

                             By:  /s/ Steve B. Warnecke
                             --------------------------
                             Steve B. Warnecke
                             Vice President and Chief Financial Officer

                             By: /s/ Elissa A. Potucek
                             -------------------------
                             Elissa A. Potucek
                             Vice President, Controller, Treasurer and Principal Accounting Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 25, 2000        /s/ William B. McNamara
                             -----------------------
                             William B. McNamara, Director

Date: August 25, 2000        /s/ Paul Stephen Dempsey
                             ------------------------
                             Paul Stephen Dempsey, Director

Date: August 25, 2000         /s/ B. LaRae Orullian
                              ---------------------
                              B. LaRae Orullian, Director

Date: August 25, 2000         /s/ D. Dale Browning
                              --------------------
                              D. Dale Browning, Director

Date: August 25, 2000         /s/ James B. Upchurch
                              ---------------------
                              James B. Upchurch, Director

                                Index to Exhibits

         All exhibits are filed electronically unless incorporated by reference.

Number              Description

    4.1(1)          Specimen common stock certificate
    4.3(a)(2)       Form of warrant
    4.3(b)(3)       Rights Agreement
    4.4(a)(4)       Amendment to Rights Agreement (No. 1)
    4.4(b)(5)       Amendment to Rights Agreement (No. 2)
    4.4(c)(6)       Third Amendment to Rights Agreement
    5.1             Opinion of Faegre & Benson LLP
    23.1            Consent of KPMG LLP
    23.2            Consent of Faegre & Benson LLP, included in Exhibit 5.1

(1)  Incorporated by reference, attached as an exhibit of the same number to our
     registration   statement  on  Form  SB-2  filed  on  April  25,  1994.
(2) Incorporated by reference, attached as exhibit 4.3 to our registration statement on Form SB-2 filed on April 25, 1994.
(3) Incorporated by reference, attached as an exhibit to our registration statement on Form 8-A filed on March 12, 1997.
(4) Incorporated by reference, attached as an exhibit of the same number to our annual report on Form 10-KSB filed July 14, 1997.
(5) Incorporated by reference, attached as an exhibit of the same number to our annual report on Form 10-K filed June 22, 1999.
(6) Incorporated by reference, attached as exhibit 4.4 to our amended registration statement on Form 8-A/A filed on October 14, 1999.


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